Exhibit 5.1

October 30, 2002

The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-99871) (the “Registration Statement”) of The Phoenix Companies, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company of $143,750,000 worth of Stock Purchase Contracts (each, a “Stock Purchase Contract” and, collectively, the “Stock Purchase Contracts”) to be settled in shares of common stock, no par value, of Hilb, Rogal and Hamilton Company. The Stock Purchase Contracts will be issued pursuant to the Purchase Contract Agreement (the “Purchase Contract Agreement”) between the Company and Wachovia Bank, National Association, as purchase contract agent (in such capacity, the “Purchase Contract Agent”). We refer herein to the Stock Purchase Contracts and the Purchase Contract Agreement collectively as the “Transaction Documents.” The Stock Purchase Contracts are being sold pursuant to a Purchase Agreement (the “Purchase Agreement”) among the Company and representatives of the several Underwriters.

In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company.

In rendering the opinions expressed below, we have assumed without independent investigation or inquiry that (a) each of the parties to the Transaction Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, (b) each of the Transactions Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is the valid and binding obligation of such party enforceable against such party in accordance with its terms and (c) the Stock Purchase Contracts will be duly authenticated by the Purchase Contract Agent in the manner provided in the Purchase Contract Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Stock Purchase Contracts have been duly authorized and, when issued and delivered against payment transfer in accordance with the provisions of the Purchase Agreement, will be validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion in the above paragraph is subject to the effects of (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity) and (3) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form S-3 filed on September 26, 2002, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Debevoise & Plimpton